Exhibit 3.17

LIMITED LIABILITY COMPANY AGREEMENT

OF

SILVERTHORNE OPERATING LLC

(A Delaware Limited Liability Company)

THIS LIMITED LIABILITY COMPANY AGREEMENT of Silverthorne Operating LLC (the “Company”), dated as of September 24, 2010 (this “Agreement”), is adopted, executed and agreed to by Silverthorne Energy Partners LP, a Delaware limited partnership, in its capacity as sole member of the Company (the “Sole Member”).

1.                                      Formation. The Company has been formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the “Delaware Act”). This Agreement shall be deemed to have become effective upon the formation of the Company.

2.                                      Name. The name of the Company shall be “Silverthorne Operating LLC.” The Company’s business may be conducted under any other name or names as determined by the Sole Member. The words “limited liability company,” “LLC,” “L.L.C.” or similar words or letters shall be included in the Company’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The Sole Member may change the name of the Company at any time and from time to time.

3.                                      Registered Office; Registered Agent; Principal Office. Unless and until changed by the Sole Member, the registered office of the Company in the State of Delaware shall be located at 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be Corporation Trust Company. The principal office of the Company shall be located at 6120 S. Yale, Suite 805, Tulsa, OK 74136, or such other place as the Sole Member may from time to time designate by notice to the Members. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Sole Member determines to be necessary or appropriate.

4.                                      Purposes. The purpose and nature of the business to be conducted by the Company shall be to engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that lawfully may be conducted by a limited liability company organized pursuant to the Delaware Act.

5.                                      Powers. The Company shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 4 and for the protection and benefit of the Company.

6.                                      Term. The term of the Company commenced upon the filing of a Certificate of Formation (as it may be amended or restated from time to time, the “Certificate of Formation”), dated as of September 8, 2010, with the Secretary of State of the State of Delaware in accordance with the Delaware Act and shall continue in existence until the dissolution of the Company in accordance with the provisions of Section 13. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Delaware Act.

7.                                      Members; Liabilities of Members. Upon execution of this Agreement, the Sole Member shall be admitted as the sole member of the Company. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Sole Member shall not be obligated for any such debt, obligation or liability of the Company. The failure to observe any formalities relating to the business or affairs of the Company shall not be grounds for imposing personal liability on the Sole Member for the debts, obligations or liabilities of the Company.

8.                                      Contributions. The Sole Member has made an initial contribution to the capital of the Company in the amount of $1,000 in exchange for a 100% membership interest in the Company. Without creating any rights in favor of any third party, the Sole Member may, from time to time, make additional contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

9.                                      Distributions. The Sole Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company, and (b) to enjoy all other rights, benefits and interests in the Company.

10.                               Management. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Company shall be exclusively vested in the Sole Member. The Sole Member shall be authorized to elect managers of the Company, who shall have such authority with respect to the management of the business and affairs of the Company as shall be specified by the Sole Member in the resolution or resolutions pursuant to which such managers were elected.

11.                               Officers. The Sole Member shall have the power to appoint any individual or individuals as the Company’s officers (the “Officers”) to act for the Company and to delegate to such Officers such of the powers as shall be specified by the Sole Member in the resolution or resolutions pursuant to which such Officers were elected. The Officers shall have such titles as the Sole Member shall deem appropriate. Unless the authority of an Officer is limited by the Sole Member, any Officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation in the absence of a specific delegation of authority. Any decision or act of an Officer within the scope of the Officer’s designated or delegated authority shall control and shall bind the Company (and any business entity for which the Company exercises direct or indirect executory authority). The Officers shall hold office until their respective successors are chosen and qualify or until their earlier death, resignation or removal. Any Officer elected or appointed by the Sole Member may be removed at any time by the Sole Member. Any vacancy occurring in any office of the Company shall be filled by the Sole Member.

12.                               Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon: (a) an election to dissolve the Company by the consent of the Sole Member; (b) the entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Delaware Act; or (c) at any time there are no members, unless the Company is continued without dissolution in accordance with the Delaware Act.

13.                               Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

14.                               Amendments. This Agreement may be modified, altered, supplemented or amended at any time by a written agreement executed and delivered by the Sole Member.

15.                               Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Sole Member and its successors and assigns.

16.                               Invalidity of Provisions. If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and part thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being the Sole Member of the Company, has caused this Agreement to be duly executed as of the date first set forth above.

SILVERTHORNE ENERGY PARTNERS LP

By:	Silverthorne Energy Holdings LLC,
its General Partner

	By:	/s/ H. Michael Krimbill
		Name:	H. Michael Krimbill
		Title:	Chief Executive Officer